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                                                                    EXHIBIT 10.1

                             NEWPARK RESOURCES, INC.
                   2003 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.    PURPOSE

      The purpose of the Newpark Resources, Inc. 2003 Executive Incentive Compensation Plan (the "PLAN") is to advance the interests of Newpark Resources, Inc. ("NEWPARK") and its subsidiaries by providing an annual incentive bonus opportunity to certain executive officers of Newpark based on the achievement of pre-established quantitative performance goals.

2.    ADMINISTRATION

      2.1 The Plan shall be administered by the Compensation Committee (the "COMMITTEE") of the Board of Directors of Newpark (the "BOARD"). Each member of the Committee shall be (a) a "Non-Employee Director" as that term is defined in Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934 (the "EXCHANGE ACT"), and (b) an "independent director" as defined under the rules of the New York Stock Exchange, as they may be amended from time to time, except as may otherwise be permitted by such rules, but no action of the Committee shall be invalid if this requirement is not met.

      2.2 The Committee shall have full power, discretion and authority to administer, interpret and construe the Plan and any award or agreement made pursuant to the Plan, and to prescribe and rescind rules, regulations and policies for administration of the Plan. The Committee's actions, interpretations and constructions with regard to the Plan shall be final, conclusive and binding on all persons for all purposes.

      2.3 No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any award pursuant to it. Newpark shall indemnify and hold harmless each member of the Committee and the Board, and the estate and heirs of each such member, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or Board member or his or her estate or heirs may suffer as a result of any act or omission to act in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.

3.    ELIGIBILITY

      This Plan is applicable to the Chief Executive Officer and to other executive officers and division presidents of Newpark (each a "PARTICIPANT") upon recommendation by the Chief Executive Officer of Newpark and approval by the Committee. In the discretion of the Committee, an employee who becomes eligible to be a Participant after the commencement of a "Performance Period" (as defined below) may receive a pro-rated "Performance Award" (as defined below).

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4.    PERFORMANCE AWARDS

      4.1 AWARD CRITERIA. As promptly as practicable after the beginning of each calendar year (each a "PERFORMANCE PERIOD") for which an award (a "PERFORMANCE AWARD") is payable hereunder, and, in any event, before April 1 of such Performance Period (except as provided in Paragraph 3) the Committee shall establish the performance factors ("PERFORMANCE MEASURES") to be taken into account and the performance levels ("PERFORMANCE TARGETS") to be reached by each Participant in order to receive a Performance Award for that Performance Period. Unless otherwise determined by the Committee, each Performance Award shall include a minimum Performance Target that must be attained in order for a minimum Performance Award to be payable, with the Participant being eligible to receive a greater Performance Award if the minimum Performance Target is exceeded. The Committee shall have sole discretion to determine the amount of each Performance Award, the Performance Measures and Performance Targets applicable to the Performance Awards and the method of determining whether the Performance Targets have been met. The amount of each Performance Award, the Performance Measures and the Performance Targets may vary among Participants and may be determined based on the Participant's ability to directly impact Newpark's performance or on an assessment of the Participant's overall contributions to Newpark's success. The amount of the Performance Awards, the Performance Measures and the Performance Targets may change from Performance Period to Performance Period. Performance Measures may include any of the following factors, alone or in combination, as determined by the Committee: (i) earnings per share; (ii) return on equity; (iii) return on assets; (iv) business unit profit; (v) business unit return on capital; (vi) business unit safety; and
(vii) such other criteria as the Committee shall from time to time determine.

      Once established, Performance Targets and Performance Measures shall not be changed during the applicable Performance Period , except for adjustments contemplated by Paragraph 4.2 below. Each Performance Award granted under the Plan shall be evidenced by a written agreement ("AWARD AGREEMENT"), in a form approved by the Committee and executed by Newpark. Each Award Agreement shall set forth the amount of the Performance Award, the Participant's Performance Measures and Performance Targets and their relative weights.

      4.2 CERTIFICATION AND PAYMENT. As soon as practicable after Newpark's audited financial statements are available for a Performance Period in which the Performance Awards will be paid, the Committee will certify the attainment of the Performance Targets and the Performance Awards to be paid to each Participant. In performing such evaluation, the Committee is authorized to make adjustments in the method of calculating attainment of Performance Targets as follows:

            (a) to adjust or exclude the dilutive or anti-dilutive effects of acquisitions or joint ventures;

            (b) to adjust the impact of the disposition of any businesses divested by the Company during a Performance Period;

            (c) to exclude, in whole or in part, restructuring and/or other nonrecurring charges;

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            (d) to exclude, in whole or in part, exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

            (e) to exclude, in whole or in part, the effects of changes to generally accepted accounting standards ("GAAP") made by the relevant accounting authority;

            (f) to exclude, in whole or in part, the effects of any statutory adjustments to corporate taxes;

            (g) to exclude, in whole or in part, the impact of any "extraordinary items" as determined under GAAP;

            (h) to exclude, in whole or in part, the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;

            (i) to give effect, in whole or in part, to any other unusual, non-recurring gain or loss or other extraordinary item; and

            (j) to include or exclude, in whole or in part, any other extenuating circumstances deemed appropriate by the Committee.

      Performance Awards for a Performance Period will be accrued and charged as an expense in determining Newpark's financial performance under the Plan for that Performance Period. Performance Awards for any Performance Period shall be paid in cash no later than April 1 of the following calendar year, or as soon as practicable thereafter.

      4.3 TERMINATION OF EMPLOYMENT. A Participant whose employment is terminated for any reason other than death, "disability" (as defined below) or normal retirement at or after the age of 65 prior to the end of a Performance Period will not be eligible to receive a Performance Award for that Performance Period. If a Participant's employment is terminated prior to the end of a Performance Period by reason of death, disability or normal retirement, the Participant or the Participant's heir or legal representative may, upon the Committee's approval, be eligible for a prorated Performance Award for that Performance Period, to be determined and paid as set forth in Section 4.2. As used herein, the term "disability" shall mean the Participant's full-time absence from his or her duties with Newpark, as a result of incapacity due to physical or mental illness.

5.    CHANGE OF CONTROL

      Unless the Committee shall otherwise provide in an Award Agreement, upon the occurrence of a Change of Control, all Performance Awards for a Performance Period not completed at the time of the Change of Control shall be payable in an amount equal to the product of the maximum award opportunity for the Performance Award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the Performance Period through the later of (a) the date of the Change of Control or (b) the date the participant terminates employment, and the denominator of which is twelve. A "CHANGE OF CONTROL" shall be deemed to occur if:

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      (i) a "Takeover Transaction" (as defined below) occurs;

      (ii) any election of directors of Newpark takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors, or, if Newpark had a nominating committee at such time, its nominating committee, immediately preceding such election; or

      (iii) Newpark effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets.

      A "TAKEOVER TRANSACTION" means (a) a merger or consolidation of Newpark with, or an acquisition of Newpark or all or substantially all of its assets by, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of Newpark immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction; or (b) one or more occurrences or events as a result of which any "person" (as such term is used in Sections13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of Newpark's then outstanding securities.

6.    WITHHOLDING TAXES

      Newpark shall have the right, at the time of payment of a Performance Award, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to an award under the Plan ("TAX LIABILITY"), to ensure the payment of any such Tax Liability. Newpark may provide for the payment of any Tax Liability by withholding from the amount of the Performance Award or by any other method deemed appropriate by the Committee.

7.    AMENDMENT AND TERMINATION

      The Board may at any time suspend, amend or terminate the Plan. No such action shall adversely affect any outstanding Award Agreement without the Participant's written consent. The Committee may amend the Plan without stockholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or the Code.

8.    SECTION 162(M) COMPLIANCE

      Nothing herein precludes Newpark from granting Performance Awards under the Plan that are not considered "performance-based compensation" under Section 162(m) or from making additional payments or special awards to Eligible Participants outside of the Plan that may or may not qualify as "performance-based compensation" under Section 162(m). Newpark, in its discretion, may take any steps necessary to have Performance Awards qualify as "performance-based compensation" satisfying the requirements of Section 162(m), including obtaining stockholder approval of the Plan.

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9.    TERM

      The effective date of the Plan is January 1, 2003, and the Plan will terminate on December 31, 2007, unless previously terminated by the Board .

10.   MISCELLANEOUS

      10.1 Nothing in this Plan or any award granted hereunder shall confer upon any employee any right to continue in the employ of Newpark or interfere in any way with the right of Newpark to terminate his or her employment at any time.

      10.2 No award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of Newpark for the benefit of its employees.

      10.3 The Plan and the grant of awards under it shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.

      10.4 The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

      10.5 Each Award Agreement shall inure to the benefit of the Participant and the Participant's heirs, representatives and successors and shall be binding on Newpark and each successor (direct or indirect, whether by purchase, merger, consolidation or otherwise).

      10.6 No right or interest of a Participant in any Performance Award may be pledged, encumbered, or hypothecated to or in favor of any party other than Newpark or an affiliate of Newpark, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than Newpark or an affiliate of Newpark. No Performance Award shall be assignable or transferable by a Participant.

      10.7 Notwithstanding any other provision of this Plan, if a Participant commits fraud or dishonesty toward Newpark, wrongfully uses or discloses any trade secret, confidential data or other information proprietary to Newpark or intentionally takes any other action materially inimical to the best interests of Newpark, as determined by the Committee in its sole and absolute discretion, such Participant shall forfeit all Performance Awards under the Plan.

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